Exhibit 10.3

October 29, 2017

Mr. Pete Skelly

[Executive Address]

In consideration of your commitment to continue your employment with CalAtlantic Group, Inc. (the “Company”), through the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated October 29, 2017 (the “Merger Agreement”) between the Company and Lennar Corporation (“Lennar”), the Company is offering you the following amendment to your Senior Executive Severance Agreement (dated as of December 6, 2006 and as amended through the date hereof, the “Severance Agreement”) as a retention benefit in the event that you remain employed by the Company as provided for below through the Closing Date (as such term is defined in the Merger Agreement). If the Closing Date does not occur on or prior to December 31, 2018, this Agreement will be null and void, and your Severance Agreement will not be amended as described herein, but will remain in full force and effect as written prior to the date of this letter agreement (this “Agreement”).

1. Defined Terms. All capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Severance Agreement.

2. Amendment to Severance Agreement. Section 1.6 of the Severance Agreement is hereby amended as follows:

a. The defined term (“Limitation Amount”) is added as the last two words of the first sentence of Section 1.6.

b. The following sentence is added as the second sentence of Section 1.6: “Alternatively, the Executive, upon Executive’s request, will receive, in lieu of the foregoing reimbursement, a cash payment in an amount equal to the Limitation Amount.”

3. Full Force and Effect. Except as expressly modified by this Agreement, the Severance Agreement shall remain in full force and effect as written.

4. Release. Any obligation of the Company to provide you the benefit described in this Agreement is conditioned on you signing and returning to the Company, a timely and effective general release of claims in the form that has customarily been used by the Company with similarly situated executives.

5. Miscellaneous.

a. This Agreement sets forth the entire agreement between you and the Company relating to the amendment described in Section 2 above and supersedes all previous communications, agreements, understandings and discussions regarding the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by you and the Company.

b. Nothing in this Agreement alters the at-will nature of your employment with the Company. You are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause, and with or without notice. This at-will relationship cannot be altered unless specifically set forth in writing and signed by both you and the Company.

c. This Agreement shall be admissible in any proceeding to enforce its terms.

d. This Agreement shall be construed and interpreted in accordance with Maryland law, without regard to principles of conflicts of laws.

e. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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If the terms of this Agreement are acceptable to you, please sign and return one copy to the Company. At the time you sign and return it, this letter shall take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely,

/s/ Robert E. Mellor
CalAtlantic Group, Inc.

By:	Robert E. Mellor
Chairman, Compensation Committee

ACCEPTED AND AGREED TO:

/s/ Pete Skelly	Date: October 29, 2017
Pete Skelly